Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.348.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE PHARMACEUTICALS ANNOUNCES APPOINTMENT OF

JON S. SAXE AS CHAIRMAN OF BOARD OF DIRECTORS

Foster City, Calif. – July 30, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that Dean S. Woodman, current Chairman of the Board of Directors, is stepping down from that role while continuing as a board member. Jon S. Saxe, a SciClone board member of many years, will succeed him as Chairman.

“Dean has made significant contributions to SciClone’s evolution and has played a key role in helping to steer the company towards profitability. I want to thank him personally as well as on behalf of the company,” said Friedhelm Blobel, Ph.D., Chief Executive Officer. “We anticipate a smooth transition over the next few weeks and I personally look forward to working closely with Jon Saxe to bring the company to its next level.”

“I am honored to embark on this new role with SciClone, a company that under Dean Woodman’s tenure as Chairman, I have seen build a strong international business, as well as scientific and clinical foundation,” said Mr. Saxe. “I am eager to continue helping SciClone along its path to sustainable profitability, and I look forward to working with senior management and the Board of Directors to realize the value of its commercial and clinical potential.”

Jon S. Saxe has served as a director at SciClone since August 2000. Mr. Saxe is currently a director of a number of public biotechnology and pharmaceutical companies, including Durect Corporation, and several private companies. Previously, Mr. Saxe was President of Protein Design Labs and Saxe Associates, a biotechnology and pharmaceutical consulting firm, and has also served as President and Chief Executive Officer of Synergen, Inc., a biopharmaceutical company acquired by Amgen. Mr. Saxe is also former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his J.D. from George Washington University School of Law, his L.L.M. from New York University School of Law, and a B.S. in Chemical Engineering from Carnegie-Mellon University.

Dean S. Woodman was elected Chairman of SciClone’s Board of Directors in February 2005, and has been a member of the Board since 2000. Jon Saxe will replace Dean Woodman as the Chairman of SciClone’s Board of Directors effective as of July 29, 2009.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven, global biopharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and expense management. ZADAXIN (thymalfasin/thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin for stage IV melanoma, for which SciClone has reached agreement with the FDA on the design of a phase 3 trial; RP101 in a phase 2 trial for the treatment of pancreatic cancer; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; SCV-07 with a ready-to-initiate phase 2 trial for the treatment of HCV. SciClone has exclusive marketing rights to DC Bead in China, where the product is under regulatory review. The Company also has commercialization rights to an anti-nausea drug ondansetron RapidFilmTM in China and Vietnam. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include our ability to identify and consummate our previously-announced goals of acquiring additional products to sell, either through licensing or the acquisition of businesses. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.